AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY ___, 2008
REGISTRATION NO. _______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATTITUDE DRINKS INCORPORATED
(Exact name of issuer as specified in its charter)

Delaware	65-0109088
(State or other jurisdicteion of incorporation or organization)	(IRS Employer Identification No.)

11300 U.S. Highway 1, Suite 207 North Palm Beach, Florida 33408
(Address of Principal Executive Offices, including ZIP Code)

2007 Stock Compensation and Incentive Plan
(Full title of the plan)

Roy Warren 11300 U.S. Highway 1, Suite 207 North Palm Beach, Florida 33408
(Name and address of agent for service)

(561) 799-5053
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer, “ “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OFREGISTRATION FEE

$.001 par value common stock	1,000,000	$0.50 (2)	$500,000	$19.65

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the common stock of Attitude Drinks Incorporated which may be issued by reason of any stock split, stock dividend or similar corporate event.
(2) Estimated for the purpose of computing the amount of registration fee pursuant to Rule 457(h) of the Securities Act using a bona fide estimate of $.50 per share for the common stock.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a)
PROSPECTUS

ITEM 1.	PLAN INFORMATION

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) of the Securities Act.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Attitude Drinks Incorporated (“Attitude Drinks”) will provide without charge to each person to whom a copy of a Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. These documents are incorporated by reference in the Section 10(a) prospectus. Attitude Drinks will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information should be directed to: Attitude Drinks Incorporated, 11300 U.S. Highway 1, Suite 207, North Palm Beach, FL 33408, Telephone: (561) 799-5053.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Attitude Drinks Incorporated (“Attitude Drinks”) are incorporated by reference into this Registration Statement:

(a) Attitude Drinks’ prospectus filed pursuant to 424(b) under the Securities Act on April 25, 2008 which contains the registrant’s audited financial statements for the fiscal year ended March 31, 2007 and audited financial statements of the company’s subsidiary, Attitude Drink Company, Inc., as of August 31, 2007;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the registrant’s document in (a) above, which includes Attitude Drinks’ Form 10-QSB for the fiscal quarter ended September 30, 2007, filed November 19, 2007, and Attitude Drinks’ Form 10-QSB for the fiscal quarter ended December 31, 2007, filed February 14, 2008;

(c) A description of the securities of Attitude Drinks as contained in its registration statement on Form 10-SB (File No. 000-52904), filed on November 13, 2007, as amended December 13, 2007, and including any amendment or report filed for the purpose of updating such description; and

(d) In addition, all documents filed by Attitude Drinks after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Weed & Co. LLP has rendered an opinion on the validity of the securities being registered. Richard O. Weed, managing partner of Weed & Co LLP, is the owner of 119,103 shares of Attitude Drinks common stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Articles of Incorporation, as amended and Bylaws of Attitude Drinks, and Delaware law contain provisions relating to the indemnification of officers and directors. Generally, they provide that we may indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of our company, by reason of the fact that he is or was a director, officer, employee or agent of our company. It must be shown that he acted in good faith and in a manner, which he reasonably believed to be in, or not opposed to, our best interests. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to our company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

5.1	Legal opinion of Weed & Co. LLP

10.1	2007 Stock Compensation and Incentive Plan

23.1	Consent of Weed & Co. LLP (included in Exhibit 5.1)

23.2	Consent of Lazar Levine & Felix LLP

23.3	Consent of Demetrius & Company, L.L.C.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Palm Beach, State of Florida, on May 15, 2008.

Attitude Drinks Incorporated (Registrant) /s/ Roy G. Warren Roy G. Warren President /s/ Tommy E. Kee Tommy E. Kee CFO (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By: /s/ Roy G. Warren
Name: Roy G. Warren
Title: President and Director
Dated: May 15, 2008

By: /s/ Tommy E. Kee
Name: Tommy E. Kee
Title: Chief Financial Officer and Treasurer
Dated: May 15, 2008

By: /s/ Michael C. Edwards
Name: Michael C. Edwards
Title: Director
Dated: May 15, 2008

By: /s/ H. John Buckman
Name: H. John Buckman
Title: Director
Dated: May 15, 2008